UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2006

__________________________

COST-U-LESS, INC.

(Exact name of registrant as specified in its charter)

WASHINGTON	0-24543	91-1615590
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer) Identification No.)

3633 136th Place SE, Suite 110

Bellevue, Washington 98006

(Address of principal executive offices) (Zip Code)

 Registrant’s telephone number, including area code: (425) 945-0213

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 5, 2006, Cost-U-Less, Inc. issued a press release announcing an increase of 5.2% in same store sales (stores open a full 13 months), for fiscal December 2005, compared to same store sales of 10.9% for the corresponding period a year ago. Additionally, the Company announced same store sales increases of 1.7% and 4.7% for the fiscal fourth quarter and fiscal year ending January 1, 2006, respectively, as compared to same store sales increases of 11.5% and 13.6% for the corresponding periods in fiscal 2004, respectively.

Fiscal 2005 was a 53-week year as compared to fiscal 2004, which was a 52-week year. The additional week in 2005 resulted in December containing six weeks versus five weeks in December 2004. The sixth week of December 2005 has been excluded from the same store sales calculations in order to provide a normalized comparison against the corresponding fiscal periods in 2004.

The Company also announced that total sales for fiscal December 2005, fiscal fourth quarter 2005, and the fiscal year 2005 increased 19.7%, 6.0%, and 4.8%, respectively, compared to corresponding fiscal periods a year ago.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Cost-U-Less, Inc. press release dated January 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cost-U-Less, Inc.
January 5, 2006	By:	/s/ Martin Moore
Martin Moore, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Cost-U-Less, Inc. press release dated January 5, 2006